Exhibit 99.1
MARKETAXESS ANNOUNCES MANAGEMENT CHANGES
NEW YORK, March 10, 2010 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced that James N.B. Rucker has been named Chief Operations, Credit and Risk Officer and Antonio L. DeLise will succeed him as Chief Financial Officer, effective March 8, 2010.
“These management changes will help us continue to capitalize on a broad range of market opportunities,” said Richard M. McVey, MarketAxess Chairman and Chief Executive Officer. “Jim has made a tremendous contribution to the company as CFO and, in his new capacity, will leverage his strengths and experience on the operational side of the business to support important components of our long-term growth strategy. Tony brings to our executive team an outstanding grasp of public company accounting issues and extensive public company experience.”
Mr. DeLise, 48, was Head of Accounting and Finance at MarketAxess, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining MarketAxess in July 2006, Mr. DeLise served for 11 years as Chief Financial Officer of PubliCard, Inc. From July 1983 through March 1995, he was a senior manager for Arthur Andersen LLP. Mr. DeLise holds a bachelor’s degree in accounting from Fairfield University.
In his new role, Mr. Rucker assumes responsibility for client services and operations teams in New York and London. He will oversee Sarbanes-Oxley compliance and continue to chair the Company’s Credit and Risk Committees. He will also work with other members of the Company’s executive team on strategic development initiatives, support of the European and Technology Services businesses, and acquisition opportunities. Mr. Rucker has been with MarketAxess since the Company’s formation in April 2000, initially serving as Head of Finance and Operations and as Chief Financial Officer since June 2004. From January 1995 to April 2000, Mr. Rucker was Vice President and Head of International Fixed Income Operations at Chase Manhattan Bank.
Additional information about MarketAxess’ management team can be found on the Company’s website at www.marketaxess.com
About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Approximately 700 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 67 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com
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Media Relations Contacts:
Trey Gregory
MarketAxess Holdings Inc.
+1-212-813-6382
William McBride
Kreab Gavin Anderson
+1-212-515-1970